EXHIBIT 10.19

ICAHN ENTERPRISES L.P.

DEFERRED UNIT AGREEMENT PURSUANT TO THE

ICAHN ENTERPRISES L.P.

2017 LONG-TERM INCENTIVE PLAN

This AGREEMENT (“Agreement”) is effective as of December 9, 2021 by and between Icahn Enterprises L.P., a Delaware limited partnership (the “Partnership”), and David Willetts (the “Participant”).

Terms and Conditions

The Committee hereby grants to the Participant as a Service Provider of the Partnership or any of its Affiliates (collectively, the Partnership and its Affiliates shall be referred to herein as the “Employer”), as of the date hereof (the “Grant Date”), pursuant to the Icahn Enterprises L.P. 2017 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”), the number of deferred Units of the Partnership (“Deferred Units”) set forth in Section 1 below.

Except as otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. A copy of the Plan has been delivered to the Participant. By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with the Plan, this Agreement and all applicable laws and regulations.

Accordingly, the parties hereto agree as follows:

1.Grant of Deferred Units. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, effective as of the Grant Date, the Partnership hereby awards to the Participant 69,498 Deferred Units. Each Deferred Unit represents the Participant’s right to receive, and the Partnership’s obligation to deliver, one Unit for each Deferred Unit, or, in the discretion of the Board, an amount in cash equal to the Value (as defined below) of one Unit, subject to the vesting conditions set forth in Section 2 below and the other terms and conditions of this Agreement and the Plan. The Deferred Units shall be credited to a book entry account maintained by the Partnership (or its designee) on behalf of the Participant.

2.Terms of Deferred Units.

(a)Rights as a Unitholder. The Participant shall not have any rights of a holder of Units with respect to the Deferred Units unless and until the Deferred Units vest and are settled by the issuance of Units in accordance with Section 3 below.

(b)Dividend Equivalents. If the Participant holds Deferred Units on the date on which any dividend is paid on Units (whether in the form of cash or units), the Participant will be entitled to receive a dividend equivalent (a “Dividend Equivalent”). A

Dividend Equivalent is an amount, for each one Deferred Unit held, equal to the amount of the dividend declared and paid in respect of one Unit. Dividend Equivalents will be credited in cash, provided that if the dividend is payable in the form of Units, the cash amount of the Dividend Equivalent will be equal to the Fair Market Value of the Units as of the date the dividend is paid. Dividend Equivalents will be subject to the same vesting and other conditions as the Deferred Units to which they relate. If and to the extent that the underlying Deferred Units are forfeited, all related Dividend Equivalents shall also be forfeited. Dividend Equivalents will be paid in cash, without interest, at the same time the underlying Deferred Units are settled.

(c)Vesting of Deferred Units.

(i)The Deferred Units (together with any Dividend Equivalents thereon) shall vest in full on the third (3rd) anniversary of the Grant Date (the “Vesting Date”), provided that the Participant has not experienced a Termination prior to the Vesting Date and remains employed in good standing from the Grant Date up to and including the Vesting Date.

(ii)Notwithstanding Section 2(c)(i), in the event the Participant’s employment is terminated by the Employer without “Cause” (as defined below) or due to Participant’s death or Disability, in each case prior to the Vesting Date, a pro rata portion of the Deferred Units (together with any Dividend Equivalents thereon) shall immediately become vested on the date of such Termination or death or Disability, calculated by multiplying the number of Deferred Units by a fraction, the numerator of which is the number of days the Participant was employed by the Employer from the Grant Date until the date of Termination or death or Disability, and the denominator of which is the number of days from the Grant Date until the Vesting Date. The vesting of the Deferred Units on the date of Termination or death or Disability and the settlement of the vested Deferred Units thereafter shall be subject to the Participant’s (or the Participant’s estate’s) execution (and non-revocation) of a general release of claims against the Employer, its officers, directors, managers, employees, agents and affiliates substantially in the form attached hereto as Exhibit A (the “Release”), and such Release becoming effective in accordance with its terms, within sixty (60) days following the date of Termination or death or Disability.

(iii)Notwithstanding the definition of “Cause” in the Plan, for all purposes of this Agreement, “Cause” shall mean, as determined by the Employer in its sole discretion, the Participant’s: (A) willful failure to perform substantially his duties (other than any such failure resulting from incapacity due to documented Disability); (B) commission of, or indictment for, a felony or any crime involving fraud or embezzlement or dishonestly or conviction of, or plea of nolo contendere to a crime or misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (C) engagement in an act of fraud or other act of willful dishonesty or misconduct toward the Employer, detrimental to the Employer, or in the performance of the Participant’s duties; (D) negligence in the performance of his employment duties that has a detrimental effect on the Employer;

(E) violation of a federal or state securities law or regulation; (F) the use of a controlled substance without a prescription or the use of alcohol which, in each case, significantly impairs the Participant’s ability to carry out his duties and responsibilities; (G) material violation of the policies and procedures of the Employer; (H) embezzlement and/or misappropriation of property of the Employer; or (I) engaging in conduct involving any immoral acts which is reasonably likely to impair the reputation of the Employer.

(d)Forfeiture. Except as provided in Section 2(c)(ii) above, the Participant shall forfeit to the Partnership, without compensation, any and all unvested Deferred Units (together with all Dividend Equivalents in respect of such unvested Deferred Units) immediately upon the Termination of Participant’s employment by the Partnership for Cause or by the Participant for any reason. In addition, if the Participant’s employment is terminated by the Employer without Cause or due to Participant’s death or Disability, in each case prior to the Vesting Date, and the Participant (or the Participant’s estate) does not timely execute the Release, or the Release has not become irrevocable by its terms on or before the sixtieth (60th) day following the date of Participant’s Termination, all Deferred Units and all Dividend Equivalents related thereto shall immediately be forfeited without compensation.

3.Settlement. Within sixty (60) days following the Vesting Date or the date of Termination or death or Disability, as applicable, the Employer shall (i) issue and deliver to the Participant (or the Participant’s estate) that number of Units (together with all Dividend Equivalents in respect of such vested Deferred Units) equal to the number of vested Deferred Units, and (ii) deposit such Units into a brokerage account designated by the Participant (and once deposited in such account, the Units shall be non-forfeitable and freely transferrable, subject to applicable law). Notwithstanding the foregoing, the Board may, in its sole discretion, settle the vested Deferred Units (or any portion thereof) by paying the Participant (or the Participant’s estate) an amount in cash equal to the product of (A) the “Value” (as defined below) of one Unit on the date of settlement, and (B) the number of any such vested Deferred Units. Notwithstanding anything to the contrary, if such sixty (60)-day period following the Termination or death or Disability begins in one calendar year and ends in a second calendar year, the vested Deferred Units will be settled in the second calendar year. For all purposes of this Agreement, “Value” shall mean the volume weighted average price of one Unit for the one hundred and eighty (180)-day period ending on the trading day immediately prior to the settlement date, as reported on the principal national securities exchange in the United States on which the Units are then traded, or, if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the Financial Industry Regulatory Authority. If the Units are not traded, listed or otherwise reported or quoted, then the Value of one Unit shall mean the Fair Market Value of one Unit.

4.Certain Legal Restrictions. The Plan, this Agreement, the granting and vesting of the Deferred Units, and any obligations of the Partnership under the Plan and this Agreement, shall be subject to all applicable federal, state and local laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Units are listed.

5.Withholding of Taxes.

(a)Responsibility for Taxes. The Partnership or any Affiliate shall have the right to withhold from any compensation or other amount owing to the Participant due to settlement of the Deferred Units applicable withholding taxes as provided in Section 3.9 of the Plan. The Participant acknowledges that, regardless of any action the Employer takes with respect to any or all income tax, employment tax, payroll tax, foreign tax, local tax or any other taxes related to the Participant’s participation in the Plan and the granting, vesting, settlement and/or payment of the Deferred Units (collectively, the “Taxes”), the ultimate liability for all Taxes is and remains his responsibility and may exceed the amount to be withheld by the Employer. The Participant further acknowledges that the Partnership and the Employer (1) make no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the Deferred Units, including, but not limited to, the granting, vesting, settlement or payment of the Deferred Units, any issuance of Units (if applicable) upon payment or settlement of the Deferred Units, any subsequent sale of Units that may be acquired pursuant to such issuance (if applicable) and the receipt of Dividend Equivalents; and (2) do not commit to structure the terms of the grant or any aspect of the Deferred Units to reduce or eliminate the Participant’s liability for Taxes or achieve any particular tax result.

(b)Payment for Taxes Upon Settlement in Units. If any tax withholding is required when the Deferred Units are settled in Units, the Employer shall have the right, but not the obligation, to withhold a portion of the Units that has an aggregate Fair Market Value sufficient to pay all required withholding Taxes thereon, and will pay such amounts to the relevant taxing authorities. The Fair Market Value of any Units withheld to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates (or the maximum individual statutory withholding rates for the applicable jurisdiction if use of such rates would not result in adverse accounting consequences or cost). To the maximum extent permitted by law, the Employer has the right to retain without notice from any fees, salary or other amounts (including, without limitation, Units) payable to the Participant, cash having a sufficient value to satisfy any Taxes that the Employer determines cannot be satisfied through the withholding of otherwise deliverable Units or that are due prior to the issuance of Units.

6.Restrictive Covenants. The grant of Deferred Units herein is made in consideration of the services to be rendered by the Participant to the Employer, and the non- disparagement, non-compete and non-solicitation covenants of the Participant contained in the letter between Icahn Enterprises L.P. and the Participant dated December 9, 2021.

7.Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that any provision of this Agreement conflicts or is inconsistent with the non-discretionary terms set forth in the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. Notwithstanding the foregoing, no amendment or modification to the Plan adopted after the date hereof shall adversely affect Participant’s rights under this Agreement without his prior written consent.

8.Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Employer and the Participant with respect to the subject matter hereof.

9.Notices. Any notice to be given under the terms of this Agreement to the Partnership shall be addressed to the Partnership in care of the General Counsel of the Partnership (or any other person or entity as designated by the Committee) at the Partnership’s principal office, and any notice to be given to a Participant shall be addressed to the Participant at the Participant’s last address reflected on the Employer’s records. By a notice given pursuant to this Section 9, either party may hereafter designate a different address for notices to be given to that party. Any notice or communication given hereunder shall be in writing or by electronic means as set forth in Section 13 below and, if in writing, shall be deemed to have been duly given: (i) when delivered in person; (ii) two (2) days after being sent by United States mail; or (iii) on the first business day following the date of deposit if delivered by a nationally recognized overnight delivery service.

10.No Guaranteed Employment or Other Service Relationship. Nothing contained in this Agreement shall affect the right of the Partnership or any of its Affiliates to terminate the Participant’s employment or other service relationship at any time, with or without Cause, or shall be deemed to create any rights to employment or continued employment or other service relationship. The rights and obligations arising under this Agreement are not intended to and do not affect the Participant’s employment or other service relationship that otherwise exists between the Participant and the Partnership or any of its Affiliates, whether such employment or other service relationship is at will or defined by an employment or other service contract. Moreover, this Agreement is not intended to and does not amend any existing employment or other service contract between the Participant and the Partnership or any of its Affiliates; to the extent there is a conflict between this Agreement and such an employment or other service contract, the employment or other service contract shall govern and take priority.

11.WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

12.Interpretation. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.

13.Mode of Communications. The Participant agrees, to the fullest extent permitted by applicable law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Partnership or any of its Affiliates may deliver in connection with this grant of Deferred Units and any other grants offered by the Partnership, including, without limitation, prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. The Participant further agrees that electronic delivery of a document may be made via the Employer’s e-mail system or by reference to a location on the Employer’s intranet or website or the online brokerage account system.

14.No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

15.Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties hereto shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

16.Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

17.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to its principles of conflict of laws.

18.Section 409A. Although the Employer does not guarantee to the Participant any particular tax treatment relating to the Award under this Agreement, it is intended that all payments pursuant to this Award shall be exempt from Section 409A, and this Agreement shall be interpreted and administered in accordance with such intentions. In no event shall the Partnership or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on the Participant by reason of Section 409A or any damages for failing to qualify for an exemption from, or comply with, Section 409A.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

ICAHN ENTERPRISES L.P.

By:	Icahn Enterprises G.P. Inc., its general partner

By:/s/Ted Papapostolou   Name:Ted Papapostolou

Title:	Chief Financial Officer and Chief Accounting Officer

PARTICIPANT

/s/David Willetts

David Willetts

[David Willetts Deferred Unit Agreement Signature Page]

Exhibit A General Release Of Claims

This General Release of All Claims (the “General Release”) dated as of December 9, 2021, is made by David Willetts (“Employee”) under the Deferred Unit Agreement dated December 9, 2021 (the “Award Agreement”) pursuant to the Icahn Enterprises L.P. 2017 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. Unless otherwise defined herein, the terms defined in the Award Agreement or the Plan, as applicable, shall have the same defined meaning in this General Release. For purposes of this General Release, the “Company” means, collectively, Icahn Enterprises L.P., Icahn Enterprises Holdings L.P., Icahn Capital LP, and their respective Affiliates.

1.The Employee, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Employee, if any, does hereby release, waive, and forever discharge the Company and its officers, directors, employees and agents (collectively, the “Releasees”), from, and does fully waive any obligations of Releasees to Employee for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including, without limitation, attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or may have been suffered or sustained, directly or indirectly, by Employee in consequence of, arising out of, or in any way relating to Employee’s employment with the Company and the termination of Employee’s employment. The foregoing release, discharge and waiver includes, but is not limited to, all claims, and any obligations or causes of action arising from such claims, under common or statutory law including, without limitation, any state or federal discrimination, fair employment practices or any other employment-related statute or regulation (as they may have been amended through the date of this General Release) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, color, religion, national origin, age, gender, marital status, disability, handicap, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any and all waivable claims arising under the Federal Rehabilitation Act, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, the Equal Pay Act, the Older Workers Benefits Protection Act, the Genetic Information Non-Discrimination Act, the Immigration Reform and Control Act, the Uniformed Services Employment and Reemployment Rights Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Florida Civil Rights Act, the Florida Equal Pay Law, the Florida AIDS Act, the Florida Sickle-Cell Trait Discrimination Law, the Florida Private Whistleblower Protection Law, the Florida Public Whistle- Blower’s Act, the Florida Worker’s Compensation Retaliation Law, the Florida Unpaid Wages Law, the Florida Minimum Wage Act, the Florida Leave to Victims of Domestic Violence Act, the Florida Constitution, and any similar state and federal laws (in each case, as such law was enacted or has been amended). The foregoing release and discharge also expressly includes, without limitation, any claims under any state or federal common law theory, including, without limitation, wrongful or retaliatory discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence, claims for alleged physical or personal injury, emotional distress relating to or arising out of Employee’s employment with the Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. All of the claims, liabilities, actions, charges, causes of action, demands, damages, remuneration, sums of money, accounts or expenses described in this Section 1 shall be described, collectively as the “Released Claims”. Employee waives Employee’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Employee’s behalf. Nothing in this General Release shall be deemed to waive Employee’s right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other government agency, except that even if Employee files a charge or participates in such an investigation or proceeding, Employee will not be able to recover damages or equitable relief of any kind from the Releasees with respect to the Released Claims.

2.Excluded from this General Release are the following: (i) claims and rights that arise after the date Employee signs this General Release; and (ii) any claims for vested benefits Employee may have under any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended.

3.Any unresolved dispute arising out of this General Release shall be litigated in any court of competent jurisdiction in the County of Miami-Dade in the State of Florida; provided, however, that the Company may elect to pursue a court action to seek injunctive relief in any court of competent jurisdiction to terminate the violation of its proprietary rights, including but not limited to trade secrets, copyrights or trademarks and to protect any confidential information. Each party shall pay its own costs and fees in connection with any litigation hereunder.

4.Employee acknowledges and recites that:

(a)Employee has executed this General Release knowingly and

voluntarily;

(b)Employee has read and understands this General Release in its entirety;

(c)Employee has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;

(d)Employee’s execution of this General Release has not been forced by any employee or agent of the Company, and Employee has had an opportunity to negotiate about the terms of this General Release and that the agreements and obligations herein are made voluntarily, knowingly and without duress, and that neither the Company nor its agents have made any representation inconsistent with the General Release; and

(e)Employee has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.

5.This General Release shall be governed by, and construed in accordance with, the laws of the United States applicable thereto and the internal laws of the State of Florida, without giving effect to the conflicts of law principles thereof.

6.Employee represents that he has returned all property belonging to the Company required to be returned including, without limitation, keys, access cards, computer software and any other equipment or property. Employee further represents that he has delivered to the Company all documents or materials of any nature belonging to it, whether an original or copies of any kind, including any confidential information, required to be returned.

7.Employee shall have seven days from the date he signs this General Release to revoke it by providing written notice of the revocation to the Company, in which event this General Release shall be unenforceable and null and void. Provided Employee does not revoke this General Release, it shall become effective on the eighth day after Employee signs this General Release.

8.Employee agrees and acknowledges that he continues to be subject to the restrictive covenant provisions contained in the letter agreement between Icahn Enterprises

L.P. and the Employee dated December 9 2021, including but not limited to the non- disparagement, non-compete and non-solicitation covenants therein.

Employee represents and agrees that he has carefully read this General Release; that he has been given ample opportunity to consult with legal counsel or any other party to the extent, if any, that he desires; and that he is voluntarily signing by his own free act.

PLEASE READ THIS GENERAL RELEASE CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ICAHN ENTERPRISES L.P.

By:Icahn Enterprises G.P. Inc., its General Partner

By:  Name:

Title:

Date: December 9, 2021

EMPLOYEE:

David Willetts

Date: December 9, 2021